HERITAGE SERIES TRUST

                                     CLASS C
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




         The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


         SMALL CAP STOCK FUND..............................................1.00%
         VALUE EQUITY FUND.................................................1.00%
         GROWTH EQUITY FUND................................................1.00%
         INTERNATIONAL EQUITY FUND.........................................1.00%
         MID CAP STOCK FUND................................................1.00%
         DIVERSIFIED GROWTH FUND...........................................1.00%





Dated:   April 3, 1995, as amended on August 30, 2002 and on November 14, 2003.